Exhibit 99

                  Artesyn Reports Third Quarter 2003 Results



    BOCA RATON, Fla., Oct. 21 /PRNewswire-FirstCall/ -- Artesyn Technologies,

Inc. (Nasdaq: ATSN), a world leader in providing advanced power conversion solutions and real-time subsystems to the communications industry, today reported financial results for the third quarter ended September 26, 2003.

    Sales reported for the third quarter of 2003 were $88.0 million compared to $86.0 million for the corresponding quarter last year. For the first nine months of 2003, Artesyn reported sales of $257.5 million compared to

$267.4 million for the same period last year. Total orders received during the quarter were $84.1 million, yielding a book-to-bill ratio of slightly less than one. Backlog at the end of the quarter was $79.0 million, with approximately 94% shippable during the fourth quarter.

    Artesyn incurred a net loss of $5.2 million, or $(0.14) per share for the third quarter compared to a net loss of $55.7 million, or $(1.45) per share,

in the third quarter of 2002. Excluding the impact of third quarter restructuring and other charges, Artesyn incurred a net loss of $(0.03) per share compared with $(0.16) per share for the same quarter last year. For the first nine months of 2003, Artesyn incurred a net loss of $16.9 million, or

$(0.44) per share compared to a net loss of $73.2 million, or $(1.91) per share, in the comparable period in 2002.

    Restructuring and facility consolidation charges included in the third quarter 2003 net loss were $1.3 million, net of tax benefits, compared to

$1.1 million, net of tax benefits, for the same period last year. In addition,

the Company recorded debt extinguishment expenses during the third quarter of

2003, related to the repayment of the Company's $50 million convertible note due in 2007, of $2.7 million, net of tax benefits. During the third quarter of

2002, the Company took goodwill impairment charges of $48.3 million, net of tax benefits.

    The loss per share excluding restructuring and other charges mentioned above is not a recognized measure for financial statement presentation under

US GAAP, and is presented here to give the reader a clearer picture of the

Company's current operating performance from management's perspective.  As required, we have included a reconciliation of these non-GAAP measures in the table immediately following the written portion of the release.

    "As expected, third quarter revenue had modest sequential growth but notably was higher than the same quarter in the prior year for the first time in nearly three years," commented Artesyn's Chief Executive Officer, Joseph

O'Donnell. "We are pleased with the progress towards breakeven as gross margins continue to improve sequentially, topping 20% this quarter for the first time since the fourth quarter of 2000.  This improvement was achieved a quarter earlier than projected as a result of savings from the closure of the

Irish plant and favorable product mix."

    "During the quarter, we completed our financial restructuring with the placement of $90 million of convertible notes in August which resulted in ending cash balances of approximately $96 million - an adequate level to sustain working capital needs as our key end markets rebound. Additionally,

positive cash flow from operations allowed us to improve our net debt position even after the absorption of almost $4 million in fees related to the convertible notes offering."

    Concluding, Mr. O'Donnell said, "Artesyn is continuing to reinforce our market position within the communications industry as seen from 22 major third quarter project wins totaling more than $165 million of estimated lifetime project revenue. There were 52 project wins year-to-date and all project wins this year are expected to generate more than $450 million of lifetime revenue for the Company. Additionally, our standard products division in the Power

Conversion group and our Communications Products segment, both higher margin businesses, are gaining market share and performing better than plan. These project wins, growth in our higher margin businesses and rising demand in new technologies such as point-of-load continue to reflect Artesyn's leadership position in the communications market."



    Conference Call Information

    A conference call will be held at 8:30 a.m. (EDT) on today's date to discuss the information in this release. Investors may listen by either calling 1-800-711-4000 or over the Internet at www.artesyn.com. The web cast will be available for replay immediately following the conference call. For further information on the call, please call the Company at 561-451-1000.



    ABOUT ARTESYN TECHNOLOGIES, INC.

    Artesyn Technologies, Inc., headquartered in Boca Raton, FL., is a world leader in designing and manufacturing power conversion solutions for industry-

leading OEMs in communications and IT infrastructure markets and is one of the foremost providers of controllers and WAN/protocol software for worldwide

Teledatacom(TM) networks and real-time communication applications. The Company has a global sales reach with design and manufacturing facilities in Asia

Pacific, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information about Artesyn Technologies and its products, please visit the

Company's web site at www.artesyn.com.



    CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS:

    This release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties.  Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. These risks and uncertainties are identified within Artesyn's periodic filings with the United States Securities and Exchange Commission, specifically the most recent reports on Form 10-K, filed on March 26, 2003, Forms 10-Q, 8-K and other filings. Some of these risk factors include, but are not limited to,

fluctuations in end-market demand, integration of operations and technology,

market acceptance of existing and new products, dependence on and volatility of foreign sales, the potential for fluctuations in operating results and general technological changes which may render our existing products uncompetitive or obsolete.  Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement. For a more detailed discussion of such risks and uncertainties, the Company strongly encourages you to review such filings, which are readily available at no charge on a number of commercial web sites including www.sec.gov and at www.freeEDGAR.com.







                          Artesyn Technologies, Inc.

                             Financial Highlights

                     (In Thousands Except per Share Data)

                                 (Unaudited)



                            Thirteen Weeks Ended   Thirty-Nine Weeks Ended

                           Sept. 26,    Sept. 27,  Sept. 26,     Sept. 27,

                             2003          2002      2003          2002



    Orders                 $84,122      $80,201     $263,897     $246,023



    Sales

     -- Power Conversion    75,890       77,678      227,020      243,549

     -- Communications

         Products           12,145        8,342       30,514       23,871

          Total             88,035      $86,020      257,534     $267,420



    Operating Loss        $(1,664)    $(60,423)    $(12,290)    $(80,729)

    EBITDA                   3,876      (1,607)        5,206      (8,318)



    Earnings Per Share

     Data

      Net loss             $(0.14)      $(1.45)      $(0.44)      $(1.91)

      Net loss excluding

       charges              (0.03)       (0.16)       (0.24)       (0.47)

      Weighted shares

       outstanding          38,709       38,382       38,542       38,366



    The following table includes items used to reconcile net loss to net loss excluding charges (in thousands, except per share data):





                                         Thirteen Weeks Ended

                             September 26, 2003        September 27, 2002



       Net Loss           $(5,244)      $(0.14)    $(55,671)      $(1.45)

       After-tax

        restructuring

        charges              1,259         0.04        1,059         0.03

       After-tax debt

        issuance cost

        write-off            2,721         0.07           --           --

       After-tax goodwill

        impairment              --           --       48,318         1.26

       Net loss excluding

        charges           $(1,264)      $(0.03)     $(6,294)      $(0.16)





                                     Thirty-Nine Weeks Ended

                            September 26, 2003          September 27, 2002



       Net Loss          $(16,858)      $(0.44)    $(73,178)      $(1.91)

       After-tax

        restructuring

        charges              4,426         0.12        6,989         0.18

       After-tax debt

        issuance cost

        write-off            3,271         0.08           --           --

       After-tax goodwill

        impairment              --           --       48,318         1.26

       Net loss excluding

        charges           $(9,161)      $(0.24)    $(17,871)      $(0.47)





                          Artesyn Technologies, Inc.

                    Consolidated Statements of Operations

                    (In Thousands Except  per Share Data)

                                 (Unaudited)



                            Thirteen Weeks Ended    Thirty-Nine Weeks Ended

                           Sept. 26,    Sept. 27,   Sept. 26,     Sept. 27,

                             2003          2002       2003           2002



    Sales                  $88,035      $86,020     $257,534     $267,420

    Cost of Sales           69,798       76,599      210,560      234,724

     Gross Profit           18,237        9,421       46,974       32,696



    Operating Expenses

     Selling, general and

      administrative         9,843        8,002       28,830       26,596

     Research and

      development            8,625        8,537       25,397       25,399

     Impairment of goodwill     --       51,856           --       51,856

     Restructuring and other

      charges                1,433        1,449        5,037        9,574

       Total Operating

        Expenses            19,901       69,844       59,264      113,425

    Operating Loss         (1,664)     (60,423)     (12,290)     (80,729)



    Debt Extinguishment

     Expense               (3,095)           --      (3,723)           --

    Interest Expense, net  (1,207)      (1,504)      (3,168)      (5,181)



    Loss Before Income

     Taxes                 (5,966)     (61,927)     (19,181)     (85,910)

    Benefit for Income

     Taxes                   (722)      (6,256)      (2,323)     (12,732)



    Net Loss              $(5,244)    $(55,671)    $(16,858)    $(73,178)



    Net Loss Per Share     $(0.14)      $(1.45)      $(0.44)      $(1.91)



    Weighted Average

     Common and Common

     Equivalent Shares

      Outstanding           38,709       38,382       38,542         38,366









                          Artesyn Technologies, Inc.

                         Consolidated Balance Sheets

                                (In Thousands)

                                 (Unaudited)



                                               Sept. 26, 2003   Dec. 27, 2002

    ASSETS

    Current Assets

     Cash and equivalents                            $95,761       $ 65,001

     Accounts receivable, net                         42,506         44,235

     Inventories, net                                 49,602         55,588

     Prepaid expenses and other current assets         2,754          1,926

     Deferred income taxes, net                       15,792         16,234

      Total current assets                           206,415        182,984



    Property, Plant & Equipment, Net                  65,470         78,631



    Other Assets

     Goodwill                                         19,218         18,676

     Deferred income taxes, net                       19,123         18,803

     Other assets                                      7,445          4,493

      Total other assets                              45,786         41,972



        Total Assets                                $317,671       $303,587



    LIABILITIES AND SHAREHOLDERS' EQUITY



    Current Liabilities

     Accounts payable                                $40,914        $37,451

     Accrued and other current liabilities            49,548         56,508

      Total current liabilities                       90,462         93,959



    Long-Term Liabilities

     Long-term debt and capital leases                10,000         23,004

     Convertible subordinated debt                    90,000         46,517

     Other long-term liabilities                      16,860         16,661

      Total long-term liabilities                    116,860         86,182



      Total liabilities                              207,322        180,141



    Shareholders' Equity                             110,349        123,446



      Total Liabilities and Shareholders' Equity    $317,671       $303,587





SOURCE  Artesyn Technologies

    -0-                             10/21/2003

    /CONTACT:  Richard Thompson Chief Financial Officer, +1-561-451-1000, or

Pamela Rembaum, Director, Investor Relations, +1-561-451-1028, both of Artesyn

Technologies/

    /Web site:  http://www.artesyn.com /

    (ATSN)



CO:  Artesyn Technologies, Inc.

ST:  Florida

IN:  CPR

SU:  ERN CCA



KH-KW

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8141 10/20/2003 16:51 EDT

DEFERRED FOR 07:01 10/21